[OMEGA PROTEIN LOGO]

Exhibit 99.1

Omega Protein Reports 3 Cents Per Share Third Quarter Profit

(CORRECTED RELEASE)

HOUSTON, October 31, 2003 – Omega Protein Corporation (NYSE symbol: OME), released a corrected version of its October 30, 2003 earnings release which is set forth below. The original release contained incorrect references to the columnar table Statement of Operations information. All of the financial information in that table was correct in the original press release and has not changed.

Omega Protein Corporation, the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $740,000 (3 cents a share) for the third quarter of 2003, compared with net income of $3.6 million (15 cents a share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2003 were $32.2 million compared with revenues of $35.0 million for the comparable quarter of 2002. Omega Protein reported gross profit of $3.6 million for the 2003 third quarter, versus gross profit $7.7 million for the third quarter of 2002.

For the nine months ended September 30, 2003, the Company had revenues of $84.5 million, compared with $85.7 million in revenues for the first nine months of 2002. Omega Protein reported gross profit of $16.2 million for the nine-month period in 2003, versus gross profit of $21.2 million for the comparable period a year earlier. The Company had net income of $5.7 million (24 cents a share) for the 2003 period, compared with net income of $9.3 million (39 cents a share) for the first nine months of 2002.

Omega Protein’s third quarter results, as well as the results for the nine months ended September 30, 2003, reflect reduced margins due to less than expected fish catch brought about by adverse weather conditions along the Atlantic Coast and the Gulf of Mexico, combined with lower fish oil yields from the Gulf of Mexico fish. The reduced fish catch results in higher cost inventories and correspondingly higher cost of sales, as well as less product available for sale.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; and (3) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors That May Affect Forward-Looking Statements” and “—Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2003	2002	2003	2002
	(in thousands, except per share amounts)
Revenues	$32,151	$34,992	$84,544	$85,708
Cost of sales	28,553	27,259	68,346	64,514

Gross profit	3,598	7,733	16,198	21,194
Selling, general and administrative expense	2,232	2,029	6,711	6,258

Operating income	1,366	5,704	9,487	14,936
Interest expense, net	(178)	(163)	(497)	(474)
Other expense, net	(12)	(65)	(42)	(161)

Income before income taxes	1,176	5,476	8,948	14,301
Provision for income taxes	436	1,876	3,181	5,051

Net income	$740	$3,600	$5,767	$9,250

Basic earnings per share	$0.03	$0.15	$0.24	$0.39

Average common shares outstanding	24,279	23,965	24,129	23,959

Diluted earnings per share	$0.03	$0.14	$0.22	$0.37

Average common shares and common share equivalents outstanding	25,982	25,261	25,692	25,074

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2003	December 31, 2002
	(in thousands)
ASSETS
Current assets	$97,891	$90,620
Property and equipment, net	83,777	80,713
Deferred tax assets, net	1,443	3,115
Other assets	3,339	4,579

Total assets	$186,450	$179,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,568	$18,769
Long-term debt, less current maturities	13,262	14,239
Other long-term liabilities	10,645	10,983
Stockholders’ equity	141,975	135,036

Total liabilities and stockholders’ equity	$186,450	$179,027

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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